EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”) and JOHN J. ZILLMER (“Executive”) enter into this amended and restated Executive Employment Agreement (“Agreement”) to set forth the terms and conditions of Executive’s employment. This Agreement supersedes any prior employment agreement(s) between the parties. The parties agree as follows:
     1. Certain Definitions and Understandings. As used in this Agreement, the following terms have the meanings prescribed below:
          Annual Incentive Compensation is defined in Section 4.2.
          Base Salary is defined in Section 4.1.
          Beneficial Owner is defined in Rule 13(d)-3 under the Exchange Act; provided, however, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (a) contingent or absolute, or (b) exercisable presently or at any time in the future, pursuant to any agreement or understanding or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.
          Board of Directors (or Board) means the Company’s Board of Directors.
          Cash Termination Excise Tax is defined in Section 6.6(a).
          Cause is defined in Section 5.3.
          Change in Control of the Company means one of the following: (a) the Company merges or consolidates, or agrees to merge or to consolidate, with any other corporation (other than a wholly-owned direct or indirect subsidiary of the Company) and is not the surviving corporation (or survives as a subsidiary of another corporation), (b) the Company sells, or agrees to sell, all or substantially all of its assets to any other person or entity, (c) the Company is dissolved, (d) any third person or entity (other than Apollo Advisors, L.P., The Blackstone Group L.P., or a trustee or committee of any qualified employee benefit plan of the Company) together with its Affiliates shall become (by tender offer or otherwise), directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of the Company, or (e) the individuals who constitute the Board of Directors of the Company as of the Effective Date (“Incumbent Board”) shall cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director whose election or nomination for election was approved by a majority of the members of the Incumbent Board shall be considered, for the purposes of this Agreement, a member of the Incumbent Board.
          Change in Control Date is defined in Section 6.5.
          Change in Control Payment is defined in Section 6.6(a).

          Code means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder.
          Common Stock means the Company’s common stock, par value $.01 per share.
          Company means Allied Waste Industries, Inc., a Delaware corporation.
          Compensation Plans is defined in Section 4.6.
          Confidential Information is defined in Section 7.2.
          Continuing Obligations is defined in Article 3.
          Date of Termination means the earliest to occur of (a) the date of the Executive’s death or (b) the date specified in the Notice of Termination, in accordance with Section 5.8.
          Disability means an illness or other disability which prevents the Executive from discharging the essential functions of his responsibilities under this Agreement, with or without a reasonable accommodation, for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Term, all as determined in good faith by the Board of Directors (or a committee thereof).
          Effective Date means the effective date of this amended and restated Executive Employment Agreement, which is May 27, 2005, except as may otherwise be provided herein.
          Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
          Executive means John J. Zillmer (or, as applicable, his heirs).
          Good Reason is defined in Section 5.5.
          Gross-Up Payment is defined in Section 6.6(c).
          LTIP means the Company’s Long-Term Incentive Plan.
          Notice of Termination is defined in Section 5.8.
          Paid Leave is defined in Section 4.3.
          Retirement is defined in Section 5.7.
          Safe Harbor Amount is defined in Section 6.6(a).
          Share Price has the same meaning as “Fair Market Value” as that term is defined in the Company’s 1991 Incentive Stock Plan, as amended.

          Targeted Annual Incentive Compensation is defined in Section 4.2.
          Term is defined in Article 3.
          Threshold Share Price means (a) in the case of the calendar year beginning January 1, 2007, a Share Price of $16 or more, or (b) in the case of subsequent calendar years, a Share Price which is at least fifteen percent (15%) greater than the Threshold Share Price for the preceding calendar year, provided that the annual increase is subject to review and adjustment as determined to be appropriate by the Management Development/Compensation Committee of the Board of Directors.
          Unrestricted Payments means those payments to which the Executive is entitled under Sections 6.2(a)(1), 6.3(a)(1), 6.4(a), and 6.5(a)(1) of this Agreement.
          Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one (1) vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.
          Welfare Plans is defined in Section 4.7.
          Without Cause is defined in Section 5.4.
          In addition, throughout this Agreement, the parties have defined certain words and intend for those definitions to apply whenever the parties have used a defined word in this Agreement. One of the defined terms is “Company” which means Allied Waste Industries, Inc. However, the parties expect that some or all of the Company’s obligations under this Agreement will be fulfilled through its parent, subsidiary, related, or successor companies or businesses (which will be called “Affiliates” in this Agreement). Accordingly, Executive acknowledges that the discharge of any obligation of the Company under this Agreement, which may be through the acts of one or more Affiliates, discharges any such obligation of the Company. Moreover, the obligations Executive assumes under this Agreement will be owed to the Company and to its Affiliates. Accordingly, the parties expressly intend for the Affiliates to be third-party beneficiaries of the promises made and obligations assumed by Executive in this Agreement.
     2. General Duties of Company and Executive.
          2.1. The Company will employ the Executive as its Chief Executive Officer. The Executive shall also serve as the Chairman of the Company’s Board of Directors, subject to appointment as a director by the Board of Directors and subsequent re-election as a director by the Company’s stockholders, and subject to election as Chairman and subsequent re-election to that position by the Board of Directors. The Executive’s authority, duties and responsibilities shall be those assigned by the Company’s Board of Directors (or a committee thereof) and agreed to by the Executive. The Executive shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive may (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s duties and responsibilities.
          2.2. The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure the Company’s business, its interests or its reputation, except as may be required by applicable law or regulation. The Executive also agrees that he shall not knowingly become involved in a conflict of interest with the Company and, upon discovery of any such conflict, that he will inform the Company of the conflict and will not allow the conflict to continue.
          2.3. The Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including but not limited to, the Company’s Code of Ethics and the Company’s policies regarding trading in Common Stock, stock ownership and retention guidelines, and reimbursement of expenses, as each is in effect from time to time.
     3. Term. The initial “Term” of this Agreement shall be a period of two (2) years, beginning on the Effective Date and ending on the second anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for successive one (1) year Terms. Notwithstanding the foregoing, either party may terminate this Agreement pursuant to Article 5 of this Agreement, in which case the Term shall end on the date specified in the Notice of Termination (or on the Executive’s date of death if termination is due to the Executive’s death). Neither the termination of this Agreement nor the consequent end of the Term shall affect the Company’s obligations under Article 6 of this Agreement or the Executive’s obligations under Articles 7 through 10 of this Agreement (or under Section 2.3 with respect to the Company’s policies regarding trading in Common Stock) (collectively, “Continuing Obligations”).
     4. Compensation and Benefits.
          4.1. Base Salary. As compensation for services to the Company during the Term, the Company shall pay to the Executive until the Date of Termination a base salary at the annual rate of Nine Hundred Twenty Five Thousand Dollars ($925,000.00), as of March 1, 2007, or such higher rate as may be determined from time to time in the discretion of the Board of Directors (or a committee thereof) (“Base Salary”). Base Salary shall be payable in equal bi-weekly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions that are either applied generally to employees of the Company for insurance and other employee benefit plans or which are authorized by the Executive. For all purposes under this Agreement, the Executive’s Base Salary shall include any portion thereof which is deferred under any nonqualified plan or arrangement.
          4.2. Annual Incentive Compensation. In addition to Base Salary, the Executive shall be eligible to be awarded, for each fiscal year during the Term until the Date of Termination, annual cash incentive compensation (either pursuant to an incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof) in its sole discretion (“Annual Incentive Compensation”). “Targeted Annual Incentive

Compensation”, earned upon the achievement of one hundred percent (100%) of the annual target goals for the Executive, shall be one hundred and fifteen percent (115%) of the Executive’s Base Salary (pro-rated for the 2005 calendar year, based on the number of full calendar months since the Effective Date), unless otherwise determined by the Board of Directors (or a committee thereof) in its sole discretion. The Executive’s actual Annual Incentive Compensation may range from zero percent (0%) to the maximum percentage of the Executive’s Base Salary permitted by the terms of the Company’s annual incentive compensation plan(s), as amended from time to time. All such Annual Incentive Compensation shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion. For all purposes under this Agreement, the Executive’s Annual Incentive Compensation shall include any portion thereof which is deferred under any nonqualified plan or arrangement.
          4.3. Paid Leave. Commencing on the Effective Date and continuing until the Date of Termination, for each full calendar year in which the Executive is employed under this Agreement, the Executive shall be entitled to four (4) weeks Paid Leave during the year without any reduction in the Compensation to which he is entitled under this Article 4. For any partial calendar year during which the Executive is employed under this Agreement, he will be entitled to a prorated amount of this Paid Leave, based on the number of weeks worked in the calendar year and pursuant to the Company’s then current paid leave policy. Because the Company intends for this Paid Leave to be used by the Executive, so that he benefits from having time away from his customary employment duties, the Executive must use the Paid Leave provided under this Section 4.3, for each calendar year, during the relevant calendar year for which it is provided. If the Executive does not use all of the Paid Leave to which he is entitled in any calendar year, he will forfeit this benefit at the end of that calendar year and shall have no right to take more than four weeks of Paid Leave in the following or any subsequent calendar year or to be otherwise compensated for not having utilized the Paid Leave.
          4.4. Automobile Allowance. Commencing on the Effective Date and continuing until the Date of Termination, the Executive shall receive an automobile allowance of Six Hundred Dollars ($600.00) per month (“Automobile Allowance”). The Board of Directors (or a committee thereof), in its discretion, may increase the Automobile Allowance based upon relevant circumstances.
          4.5. Club Membership Dues. Commencing on the Effective Date and continuing until the Date of Termination, the Executive shall receive an allowance for monthly membership dues (i.e., the regular membership fee, and not incidental or ancillary charges such as food, beverages, rentals, coaching, training, supplies, therapy, spa, etc.) for a club or organization of Executive’s choice in the amount of Six Hundred Dollars ($600.00) per month (“Club Allowance”). The Executive will not be entitled to this Club Allowance if the Company determines that membership in the relevant club or organization would violate the letter or spirit of any Company policy.
          4.6. Incentive, Savings, Retirement and Stock Plans. As of the Effective Date, the Executive shall be granted options to acquire up to One Million (1,000,000) shares of Common Stock, and One Hundred Thousand (100,000) restricted shares of Common Stock, subject to the terms of the Company’s 1991 Incentive Stock Plan, as amended, and of the instruments evidencing the grants. In addition, the Executive shall be entitled to participate in and be eligible to receive benefits under all executive incentive, savings, retirement, deferral, and stock (including any stock option, restricted stock, restricted stock units, phantom stock and other stock rights and interests, including derivative interests) plans and programs currently maintained or hereinafter established by the Company for the benefit of its similarly-situated executive officers (collectively “Compensation Plans”). The Executive’s participation in the Compensation Plans shall be governed by the terms and conditions of those plans. Subject to the terms of the Company’s stock ownership and retention guidelines, as adopted and/or amended by the Board of Directors (or a committee thereof) from time to time, the Executive is expected to retain fifty percent (50%) of the shares received upon the exercise of any options or the vesting of any restricted stock (after netting such shares for the purpose of satisfying the Executive’s income and payroll tax obligations incurred as the result of any exercise or vesting event), until such time as he has accumulated stock with a value of at least three (3) times the Executive’s Base Salary. For purposes of the preceding sentence, “Base Salary” shall be (a) during the first year of the Term, the Executive’s Base Salary as of the Effective Date, and (b) during each successive year during the Term, the Executive’s Base Salary as of the first day of such successive Term. The Executive shall participate in the 2003-2005, 2004-2006, and 2005-2007 performance cycles under the Company’s Long-Term Incentive Plan (“LTIP”), on a pro-rated basis (based on the number of full calendar months remaining in each of the performance cycles as of the Effective Date).
          4.7. Welfare Plans. The Executive shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or subsequently established by the Company for the benefit of its similarly-situated executive officers. Such welfare benefit plans may include medical, dental, vision, disability, group life, accidental death and travel accident insurance plans and programs (collectively “Welfare Plans”). The Executive’s participation in the Welfare Plans shall be governed by the terms and conditions of those plans.
          4.8. Reimbursement of Expenses. The Executive may from time to time during the Term incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. The Company shall reimburse the Executive for all legitimate expenses incurred on the Company’s behalf, upon the Company’s receipt of proper documentation for such expenses, provided that reimbursement of the expenses would not violate the letter or spirit of any Company policy regarding the reimbursement of such expenses.
          4.9. Relocation Expense Allowance. The Company shall pay the Executive an allowance of Three Hundred Thousand Dollars ($300,000.00) to assist the Executive in relocating from his current home in Pennsylvania to the Phoenix-Scottsdale metropolitan area. This payment will be made in one lump sum within fifteen (15) business days of the Effective Date.
          4.10. Indemnification and Insurance. At all times during the term of this Agreement, and for such additional periods as are provided for in this Agreement, the Executive shall be covered under the Company’s directors’ and officers’ liability insurance, if any, and under a separate Indemnity Agreement with the Company.
     5. Termination. This Agreement may be terminated as follows:

          5.1. Death. This Agreement shall terminate automatically upon the death of the Executive.
          5.2. Disability. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1, upon the Disability of the Executive.
          5.3. Cause. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1, for Cause. For purposes of this Agreement, “Cause” means (a) the Executive is convicted of, or pleads guilty or nolo contendere to, (i) a felony, or (ii) any other crime involving the Company, (b) the Board of Directors makes a reasonable, good faith determination that the Executive has breached any material term of this Agreement, (c) the Board of Directors makes a reasonable, good faith determination that the Executive has violated any applicable policies, rules, or regulations of the Company, including but not limited to, the Company’s Code of Ethics and the Company’s policies regarding trading of Common Stock and reimbursement of expenses, (d) the Board of Directors determines that the Executive engaged in (i) willful or deliberate conduct, the result of which exposes the Company to actual or potential financial or other injury, except as required by applicable law or regulation, (ii) fraud, (iii) misappropriation of tangible or intangible property or funds of the Company, or (iv) embezzlement of Company funds, (e) the Board of Directors determines that the Executive (i) willfully or deliberately failed or refused to perform his assigned duties, except where the performance of such duties would result in the Executive’s violation of applicable law or regulation, and (ii) failed to cure his nonperformance within thirty (30) days of receipt of a written notice from the Board of Directors setting forth in reasonable detail the facts and circumstances of his nonperformance, or (f) the Executive breached any statutory or common law duty of loyalty to the Company. For purposes of this Section 5.3, a determination by the Board of Directors is evidenced by a resolution, duly adopted by at least two-thirds (2/3) of the entire membership of the Board at a meeting called and held for the purpose of considering the termination of the Executive’s employment for Cause, at which the Executive and his representative have the right to attend and address the Board, finding that, in the good faith belief of the Board, the Executive engaged in conduct described in this Section 5.3 and specifying the particulars thereof in reasonable detail. No determination by the Board of Directors will prevent the Executive from contesting such determination through arbitration, as provided in Section 11.9 of the Agreement.
          5.4. Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Executive delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, the Executive will be deemed to have been terminated “Without Cause” if the Executive is terminated by the Company for any reason other than Cause, Disability, or death.
          5.5. Good Reason. The Executive may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, “Good Reason” means (a) the assignment to the Executive of any duties that are materially inconsistent with the Executive’s duties or responsibilities as contemplated in this Agreement, including any duties that would result in the Executive’s violation of applicable law or regulation, (b) any other action by the Company which results in a material diminishment in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (provided, however, that a temporary diminishment, whether material or not, due to the Executive’s illness or injury, will not constitute grounds for a termination for Good Reason by the Executive), (c) any material breach by the Company of any of the provisions of this Agreement, (d) requiring the Executive to relocate permanently to any office or location, except in the Phoenix-Scottsdale metropolitan area or any other location to which the majority of the Company’s executive officers are relocated, without his consent, (e) any material reduction, or attempted material reduction, at any time during the Term, of the Base Salary or in the aggregate of the compensation or benefits described in Article 4 of this Agreement (provided, however, that any change in the targeted percentage for purposes of determining the Executive’s Annual Incentive Compensation, any change in the Company’s reimbursement policies, or any change in any Compensation Plans or Welfare Plans, which affects a majority of the similarly situated executive officers covered by those policies or plans, shall not be considered “Good Reason”), or (f) the Company’s failure to comply, or the Company’s preventing or impeding the Executive from compliance, with any legal obligation which would subject the Executive to any civil or criminal liability, or which would result in the Executive’s violation of applicable law or regulation.
          5.6. Without Good Reason. The Executive may terminate this Agreement Without Good Reason, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, the Executive will be deemed to have terminated “Without Good Reason” if the Executive terminates this Agreement for any reason other than Good Reason or if this Agreement is terminated due to the Executive’s death or Retirement.
          5.7. Retirement. The Executive may terminate this Agreement upon Retirement, upon written notice to the Company delivered in accordance with Sections 5.8 and 11.1. For purposes of this Agreement, “Retirement” means the Executive’s bona fide retirement from the Company, as determined in good faith by the Board of Directors (or a committee thereof).
          5.8. Notice of Termination. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Executive’s Disability, or by the Executive for Good Reason or Without Good Reason or upon Retirement shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon and (b) if the termination is by the Company for Cause or by the Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination must specify the Date of Termination. In the case of a termination by the Company for Cause or due to the Executive’s Disability or by the Executive for Good Reason or due to Retirement, the Date of Termination may be as early as the date notice is given but no later than thirty (30) calendar days after notice is given, unless otherwise agreed to in writing by both parties. In the case of a termination by the Company Without Cause or by the Executive Without Good Reason, the Date of Termination may be as early as fourteen (14) calendar days after notice is given but no later than sixty (60) calendar days after notice is given, unless otherwise agreed to by the parties in writing. The Notice of Termination shall also conform with the provisions of Section 11.1.
     6. Obligations of Company Upon Termination.

          6.1. Cause, Without Good Reason by Executive. If this Agreement is terminated either by the Company for Cause or by the Executive Without Good Reason, the Company shall pay to the Executive, in a lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of (a) any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owed as of the Date of Termination and (b) any accrued but unpaid Paid Leave as of the Date of Termination. The Company also shall promptly pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive’s employment had not terminated.
               All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that the Executive’s rights under any Compensation Plan or Welfare Plan shall be governed by the terms and provisions of each such plan and are not necessarily severed on the Date of Termination.
          6.2. Death or Disability. If this Agreement is terminated as a result of the Executive’s death or Disability:
               (a) The Company shall pay to the Executive (or to his estate, in the event the Executive is deceased) the following amounts:
               (1) any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owed as of the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Paid Leave as of the Date of Termination, in a lump sum cash payment within thirty (30) days after the Date of Termination; and
               (2) an amount equal to two (2) times the sum of the Executive’s Base Salary (as in effect on the Date of Termination) plus the Executive’s Target Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs. If the termination is due to death, this amount will be paid in substantially equal bi-weekly installments over a two (2) year period following the Executive’s Date of Termination. If the termination is due to Disability, this amount will be paid in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six (6) month anniversary of the Date of Termination and continuing until the first payroll date immediately following the two (2) year anniversary of the Date of Termination; provided, however, that the first payment shall include the amount that would have been paid prior to the actual first payment date had the first payment date been the first payroll date immediately following the Date of Termination. The Company may, to the extent feasible, purchase insurance to cover all or any part of the obligation contemplated in this paragraph, and the Executive agrees to submit to a physical examination and otherwise cooperate with the Company to facilitate the procurement of such insurance.
               (b) The Company shall, promptly upon submission by the Executive (or his estate) of supporting documentation, pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive’s employment had not terminated.
               (c) The Company shall continue providing medical, dental, and/or vision coverage to the Executive and/or the Executive’s spouse and dependents, at least equal to that which would have been provided to him under Section 4.7 if the Executive’s employment had not terminated, if such coverage continues to be available to the Company, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), or (3) the fifth anniversary of the Executive’s Date of Termination.
               (d) Whenever compensation is payable to the Executive under this Agreement during a period in which he is partially or totally disabled, and such disability would (except for the provisions of this Agreement) entitle the Executive to disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company, the disability income or salary continuation paid to the Executive pursuant to any such plan or program shall be considered a portion of (and not in addition to) the payment to be made to the Executive pursuant to this Section 6.2. If disability income is payable directly to the Executive by an insurance company under the terms of an insurance policy paid for by the Company, the amounts paid to the Executive by such insurance company shall be considered a portion of the payment (and not in addition to the payment) to be made to the Executive pursuant to this Section 6.2.
               (e) The Executive (or the Executive’s estate, as the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company’s stock plans, as if the Executive were still employed by the Company, for a period of two (2) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights or interests). Notwithstanding any contrary provision of the LTIP, the Executive’s Awards for the Performance Cycles (as defined in the LTIP) in effect as of the Date of Termination shall be prorated in the manner described in Section 8(a) of the LTIP.
               (f) The Executive (or the Executive’s estate, as the case may be) shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, and under his separate Indemnity Agreement with the Company, as if the Executive’s employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnity Agreement, for such longer term as may be provided for in the Indemnity Agreement).
               (g) All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive’s rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of those Plans and are not necessarily severed on the Date of Termination.

          6.3. Good Reason; Without Cause. If this Agreement is terminated either by the Executive for Good Reason or by the Company Without Cause (other than in connection with a Change in Control as described in Section 6.5):
               (a) The Company shall pay to the Executive the following amounts:
               (1) any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owed as of the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Paid Leave as of the Date of Termination, in a lump sum cash payment within thirty (30) days after the Date of Termination; and
               (2) an amount equal to two (2) times the sum of the Executive’s Base Salary (as in effect on the Date of Termination) plus the Executive’s Target Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs, in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six (6) month anniversary of the Date of Termination and continuing until the first payroll date immediately following the two (2) year anniversary of the Date of Termination; provided, however, that the first payment shall include the amount that would have been paid prior to the actual first payment date had the first payment date been the first payroll date immediately following the Date of Termination.
               (b) The Company shall promptly pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive’s employment had not terminated.
               (c) The Company shall continue providing medical, dental, and/or vision coverage to the Executive and/or the Executive’s spouse and dependents, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive’s employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), or (3) the fifth (5th) anniversary of the Executive’s Date of Termination.
               (d) The Executive (or the Executive’s estate, as the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company’s stock plans, as if the Executive were still employed by the Company, for a period of two (2) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights and interests). Notwithstanding any contrary provision of the LTIP, the Executive’s Awards for the Performance Cycles (as defined in the LTIP) in effect as of the Date of Termination shall be prorated in the manner described in Section 8(a) of the LTIP.
               (e) The Executive shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, and under his separate Indemnity Agreement with the Company, as if the Executive’s employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnity Agreement, for such longer term as may be provided for in the Indemnity Agreement).
               (f) The Company shall (through an agency of Company’s choosing) provide outplacement services to the Executive for a period of one (1) year following the Date of Termination, provided that the cost of such services shall not exceed $50,000 or such higher amount as may be approved by the Board of Directors (or a committee thereof).
               (g) All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive’s rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination.
          6.4. Retirement. If this Agreement is terminated by the Executive due to Retirement:
               (a) The Company shall pay to the Executive, in a lump sum cash payment within thirty (30) days after the Date of Termination, the aggregate of the following amounts: (1) any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owed as of the Date of Termination; (2) any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive; and (3) any accrued but unpaid Paid Leave as of the Date of Termination.
               (b) The Company shall promptly pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive’s employment had not terminated.
               (c) The Company shall continue providing medical, dental, and/or vision coverage to the Executive and/or the Executive’s family, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive’s employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company). Following the date on which the Executive becomes eligible for coverage under Medicare, the Executive may, at his election, continue to be covered under the Company’s health coverage, if available, provided that the Executive pays all applicable premiums charged by the Company or its third-party provider(s).
               (d) The Company shall pay to the Executive retirement payments, as provided below:
               (1) If, as of the Date of Termination, the Executive has completed at least ten (10) years of service with the Company, the Executive is entitled to retirement payments for each year during the ten (10) year payment period equal to the product of sixty percent (60%) of the Executive’s average Base Salary during the three (3) consecutive full calendar years of employment immediately preceding the Date of Termination. For purposes of this Section 6.4(d), years of service include all twelve (12) consecutive month periods of employment with the Company, beginning with the Executive’s initial date of employment with the Company. Payments shall commence on the first payroll date immediately following the six (6) month anniversary of the Date of Termination and shall continue until the first payroll date immediately following the ten (10) year anniversary of the Date of Termination (“Payment Period”). Payments shall be made each payroll date during the Payment Period in substantially equal installments; provided, however, that the first payment shall include the amount that would have been paid prior to the actual first payment date had the first payment date been the first payroll date immediately following the Date of Termination.
               (2) In the event of the Executive’s death prior to the payment of all of the retirement payments determined under this Section 6.4(d), the balance of the payments shall be made to the Executive’s surviving spouse, if any, or to any other beneficiary named by the Executive in writing at the same time as such payments would have been made to the Executive.
               (3) In addition to the cessation provisions set forth in Section 6.7, any remaining retirement payments shall immediately cease in the event the Executive works for a competitor (as determined by the Company in its sole discretion) or becomes employed by any other employer without the prior written consent of the Company. Notwithstanding the foregoing, with the prior written consent of the Company, the Executive may be employed by an entity which is not deemed by the Company to be in competition with the Company, in a capacity in which the economic value of his total compensation is comparable to his total compensation while employed by the Company, and receive retirement benefits which are reduced proportionately by the compensation received by the Executive in the new position. Also with the prior written consent of the Company, the Executive may be employed by an entity which is not deemed by the Company to be in competition with the Company, in a capacity in which his total compensation is materially less than his total compensation while employed by the Company, in which case there would be no reduction in retirement benefits.
               (e) The Executive (or the Executive’s estate, as the case may be) shall continue to vest and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company’s stock plans, for a period of two (2) years following the Date of Termination (or, if less, for the remainder of the stated terms of the rights and interests).
               (f) The Executive shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, and under his separate Indemnity Agreement with the Company, as if the Executive’s employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnity Agreement, for such longer term as may be provided for in the Indemnity Agreement).

               (g) All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive’s rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination.
               (h) The payments and benefits provided under this Section 6.4 shall be in lieu of any payments to which the Executive (or his family) may have otherwise been entitled under the terms of Section 6.2, 6.3 or 6.5, and vice versa.
          6.5. Change in Control. If this Agreement is terminated either by the Executive for Good Reason or by the Company Without Cause, and the termination occurs within the six (6) month period preceding, or the twelve (12) month period following, the date on which the Change in Control occurs (“Change in Control Date”):
               (a) As reasonable compensation for services rendered by the Executive to the Company prior to the Date of Termination, the Company shall pay to the Executive the following amounts:
               (1) in a lump sum cash payment within thirty (30) days after the later to occur of the Change in Control Date or the Date of Termination, any unpaid portion of the Executive’s Base Salary (as in effect on the Date of Termination) owed as of the Date of Termination, any unpaid portion of the Annual Incentive Compensation previously awarded to the Executive, and any accrued but unpaid Paid Leave as of the Date of Termination; and
               (2) in a lump sum cash payment within thirty (30) days after the later to occur of the Change in Control Date or the six (6) month anniversary of the Date of Termination, an amount equal to three (3) times the sum of the Executive’s Base Salary (as in effect on the Date of Termination) plus the Executive’s Target Annual Incentive Compensation for the fiscal year during which the Date of Termination occurs.
               (b) The Company shall promptly pay or reimburse to the Executive any costs and expenses (and moving and relocation expenses, if otherwise agreed to by the Company in writing) paid or incurred by the Executive which would have been payable under Section 4.8 of this Agreement if the Executive’s employment had not terminated.
               (c) The Company shall continue providing medical, dental, and/or vision coverage to the Executive and/or the Executive’s family, at least equal to that which would have been provided to the Executive under Section 4.7 if the Executive’s employment had not terminated, until the earlier of (1) the date the Executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date the Executive becomes eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company).
               (d) As reasonable compensation for services provided by the Executive to the Company prior to the Date of Termination, the Company shall (through an agency of

Company’s choosing) provide outplacement services to the Executive for a period of one (1) year following the later of the Date of Termination or the Change in Control Date, provided that the cost of such services shall not exceed $50,000 or such higher amount as may be approved by the Board of Directors (or a committee thereof).
               (e) The Executive (or the Executive’s estate, as the case may be) shall become fully and immediately vested as of the later of the Date of Termination or the Change in Control Date and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to the Executive under the Company’s stock plans, as if the Executive were still employed by the Company, for a period of two (2) years following the later of the Date of Termination or the Change in Control Date (or, if less, for the remainder of the stated terms of the rights and interests).
               (f) The Executive shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, and under his separate Indemnity Agreement with the Company, as if the Executive’s employment had not terminated, for a period of ten (10) years following his Date of Termination (or, in the case of the Indemnity Agreement, for such longer term as may be provided for in the Indemnity Agreement).
               (g) All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination; provided, however, that except as otherwise specifically modified by the terms of this Agreement the Executive’s rights under the Compensation Plans and Welfare Plans shall be governed by the terms and provisions of these Plans and are not necessarily severed on the Date of Termination.
               (h) In the event the Change in Control Date occurs subsequent to the Executive’s Date of Termination, the payments and benefits provided under this Section 6.5 shall be reduced by and to the extent of any payments and benefits previously paid or provided to the Executive under Section 6.3, and in no event shall the Executive or his family be entitled to any duplicate payments or benefits.
          6.6. Change in Control Gross-Up Payments.
               (a) In the event that (1) any payment or benefits provided for under this Agreement and/or any other arrangement or agreement with the Company in connection with a Change in Control (“Change in Control Payment”) would subject the Executive to the excise tax imposed by Code Section 4999 (“Cash Termination Excise Tax”) and (2) the Change in Control Payment is less than 110% of the sum of three (3) times the “base amount” (as defined in Code Section 280G) minus $1.00 (“Safe Harbor Amount”), then any amounts payable under this Agreement shall be reduced so that the Change in Control Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable under this Agreement shall be made by first reducing the cash payments payable under this Agreement (other than Unrestricted Payments), unless an alternative method of reduction is agreed to by the Company and the Executive. No reduction shall occur if the Change in Control Payment is 110% (or more) of the Safe Harbor Amount.
               (b) In the event that (1) there is a Change in Control Payment which would subject the Executive to the Cash Termination Excise Tax and is not subject to reduction under Section 6.6(a) and (2) the closing stock price of the Company on the date of the Change in Control equals or exceeds the Threshold Share Price, then the Executive shall be entitled to receive the payment described in Section 6.6(c) below.
               (c) If the requirements of Section 6.6(b) are met, the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any excise tax on the Executive’s Change in Control Payment, as determined for purposes of Code Section 280G, and any federal, state, and local income and employment taxes and excise tax upon the Gross-Up Payment, shall be equal to the Change in Control Payment; provided, however, that in determining the amount of the Gross-Up Payment to which the Executive is entitled under this Section, the Gross-Up Payment (1) shall be capped at 250% of the “base amount” (as defined in Code Section 280G), and (2) shall not include any amounts payable to the Executive under the Allied Waste Industries, Inc. Supplemental Executive Retirement Plan. The Gross-Up Payment, if any, shall be paid to the Executive, or, at the discretion of the Company, to governmental authorities on the Executive’s behalf, as soon as practicable following the determination of the Change in Control Payment, but, in any event, not later than five (5) business days immediately following the payment of the Executive’s Change in Control Payment.
               (d) Subject to the provisions of Section 6.6(e), all determinations required to be made under this Section 6.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by the Company (the “Tax Counsel”). All fees and expenses of the Tax Counsel shall be borne solely by the Company. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made (“Underpayment”). In the event that it is ultimately determined in accordance with the procedures set forth in Section 6.6(d) that the Executive is required to make a payment of any excise tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               (e) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (1) give the Company any information reasonably requested by the Company relating to such claim;

               (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;
               (3) cooperate with the Company in good faith in order to effectively contest such claim; and
               (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.6(e), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.6(e), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.6(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.6(e), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6.7. Payments Contingent on Executive’s Release of Company, Compliance with Continuing Obligations, and Certain Other Contingencies. All of the payments and benefits to which the Executive would otherwise be entitled under Sections 6.2, 6.3, 6.4, 6.5, or 6.6, except the Unrestricted Payments, shall be contingent on (a) the Executive’s delivery to the Company of a signed and enforceable release of all claims against the Company, in a form specified by the Company, except that no such release shall be required in the event that the Company fails to tender such release to the Executive for his signature within thirty (30) days of his Date of Termination, and (b) the Executive’s compliance with the Continuing Obligations. In addition, if the Executive fails to comply with the Continuing Obligations, then the Company shall have the right, upon notice to the Executive (describing such failure to comply in reasonable detail) to terminate all of the payments and benefits described in the preceding sentence, other than the Unrestricted Payments, and to recover from the Executive (i) any and all payments made or benefits paid to or for the benefit of the Executive, other than the Unrestricted Payments, that the Company paid to or for the benefit of the Executive or to which the Executive otherwise would not have been entitled if the Company had terminated the Executive for Cause as of the date of termination of this Agreement, and (ii) any and all proceeds realized by the Executive subsequent to the date of termination of this Agreement upon vesting, exercise, or sale of Common Stock granted or issued to the Executive under the Company’s Compensation Plans. Furthermore, if the Company becomes aware, subsequent to the Date of Termination, that the Executive was engaged in conduct during the Term that, had the Company been aware of such conduct, would have permitted the Company to terminate this Agreement during the Term for Cause, then the Company shall have the right, upon notice to the Executive (describing such conduct in reasonable detail), (A) to terminate all payments and benefits, other than the Unrestricted Payments, then remaining payable to or for the benefit of the Executive under Sections 6.2, 6.3, 6.4, 6.5, or 6.6 (including but not limited to continued vesting or payment of any unvested or unexercised awards under the Company’s Compensation Plans), and (B) to recover from the Executive (1) any and all payments made or benefits paid to or for the benefit of the Executive, including all or any portion of the Unrestricted Payments, that the Company would not have been obligated to pay to or for the benefit of the Executive or to which the Executive otherwise would not have been entitled if the Company had terminated the Executive for Cause as a result of such conduct at or promptly after the time on which such conduct first occurred, and (2) any and all proceeds realized by the Executive subsequent to the date on which such conduct first occurred upon vesting, exercise, or sale of Common Stock granted or issued to the Executive under the Company’s Compensation Plans. The Executive shall repay to the Company all amounts due under the preceding sentences promptly upon demand for such payment by the Company.
     7. Executive’s Confidentiality Obligation.
          7.1. The Executive hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Article 7. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret.
          7.2. For purposes of this Agreement, “Confidential Information” means information, not generally known to the public, that is used in the business of the Company and (a) is proprietary to, about or created by the Company, (b) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which is likely to be detrimental to the interests of the Company, (c) is designated as Confidential Information by the Company, is known by the Executive to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company, or (d) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designed as confidential):
               (a) Internal personnel and financial information of the Company, information about vendors that is not generally known but is known to the Company as a result of the Company’s relationship with the vendor (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;
               (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;
               (c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company;
               (d) Confidential and proprietary information provided to the Company by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals);
               (e) Any non-public information about the Company’s landfill development plans, landfill capacity, and the status of the permitting process with respect to any aspect of the Company’s business; and
               (f) Any non-public information about the existence or status of any governmental investigation, charge, or lawsuit, the status or the position of the Company regarding the value of any claim or charge (whether filed by the government or a third party), the Company’s interest in resolving any such claim or charge; or any non-public information regarding the Company’s compliance with federal, state or local laws.
          7.3. As a consequence of the Executive’s acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing, and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

               (a) At any time during the Term and thereafter, the Executive shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company’s prior written consent, unless such disclosure is required by applicable law or regulation;
               (b) At any time during the Term and thereafter, the Executive shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Article 2, without first obtaining the Company’s prior written consent, except as required by applicable law or regulation; and
               (c) On the Date of Termination, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession prior to or during the Term concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.
          7.4. The Executive acknowledges and agrees that the use of the term “Company” in this Article 7 means both the Company and its Affiliates.
     8. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. Consistent with the Executive’s fiduciary duties to the Company, the Executive agrees that during his employment by the Company, the Executive shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, which are conceived, developed, made or acquired by the Executive, either individually or jointly with others, and which relate to the business, products or services of the Company, irrespective of whether the Executive used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including, information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective trade names or service marks for the Company’s business activities, and the like. The Executive acknowledges and agrees that the use of the term “Company” in this Article 8 means both the Company and its Affiliates.
     9. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and all Original Works of Authorship.
          9.1. All information, ideas, concepts, improvements, and discoveries which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, and discoveries are and shall be the sole and exclusive property of the Company.
          9.2. In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, and discoveries, and any United States or foreign applications therefore. The Executive shall assist the Company and its nominee at all times and in all manners, during the Term and thereafter, in the protection of such information, ideas, concepts, improvements, or discoveries.
          9.3. In the event the Executive individually, or jointly with others, creates, during the Term (whether the initial or any successive Term), any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business products or services, the Company shall be deemed the author of such work if the work is prepared by the Executive within the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company, at all times, during the Term and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.
          9.4. The Executive acknowledges and agrees that the use of the term “Company” in this Article 9 means both the Company and its Affiliates.
     10. Executive’s Non-Competition and Non-Solicitation Obligations.
          10.1. For purposes of this Article 10:
               (a) “Company” means both the Company and its Affiliates.
               (b) “Competitor” means any company that provides Non-hazardous Solid Waste Management services in any state in which the Company does business. “Principal Competitor” means Waste Management, Inc., Republic Services, Inc., Capital Environmental Resource, Inc., Onyx Waste Services Incorporated, Waste Industries USA, Inc., Waste Connections, Inc., or Casella Waste Systems, Inc. (or their predecessors and successors, subsidiaries, or affiliate operations), or any other public or private business (including their predecessors and successors, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management in three (3) or more states in which the Company does business.
               (c) For purposes of Section 10.3(c) and (d), “Rendering Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor or consultant: (1) performing any kind of services or duties related to Non-hazardous Solid Waste Management; (2) managing, selling, marketing or brokering Non-hazardous Solid Waste Management services; (3) developing, managing or otherwise handling data or information concerning potential or actual acquisitions of businesses that engage in Non-hazardous Solid Waste Management; (4) participating in any decision, or developing or implementing any strategy, to acquire such businesses; (5) formulating, reviewing or implementing marketing, sales, financial or operational strategies related to Non-hazardous Solid Waste Management; (6) conducting or reviewing cost benefit analysis on actual or proposed projects related to Non-hazardous Solid Waste Management; or (7) performing any functions that are the same as, or substantially similar to, the duties Executive performed under Article 2 of this Agreement.
               (d) For purposes of Section 10.3(e), “Rendering Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor or consultant: (1) managing, selling, marketing or brokering portable toilet, street sweeping or other services then provided by the Company; (2) formulating, reviewing or implementing marketing, sales, financial or operational strategies related to portable toilet, street sweeping or other services then provided by the Company; (3) conducting or reviewing cost benefit analysis on actual or proposed projects related to portable toilet, street sweeping or other services then provided by the Company; or (4) performing any functions that are the same as, or substantially similar to, the duties Executive performed under Article 2 of this Agreement.
               (e) “Contact” means any direct or indirect interaction between the Executive and any customer, potential customer or acquisition prospect which takes place in an effort to further a business relationship, whether done directly or through others, whether in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor or consultant.
               (f) “Non-hazardous Solid Waste Management” means the collection, hauling, disposal or recycling of non-hazardous refuse.
               (g) “Facility” means any office, transfer station, hauling operation, landfill, or recycling center of the Company.

          10.2. Prohibition on Competition and Solicitation During Employment.
               (a) At no time during the Term (whether the initial or any successive Term) will the Executive, directly or indirectly, provide service as a principal, director, officer, agent, employee, consultant or contractor in or to any business that conducts Non-hazardous Solid Waste Management operations or provides portable toilet, street sweeping or any other services that the Company provides.
               (b) At no time during the Term (whether the initial or any successive Term) will the Executive directly or indirectly (1) induce, entice or solicit any employee of the Company to leave his or her employment, (2) Contact, communicate or solicit any customer, potential customer, or acquisition prospect of the Company for the purpose of ending or avoiding a business relationship, or (3) use any information regarding actual or potential customers or acquisition targets of the Company for any purpose other than in performing his duties under this Agreement.
          10.3. Prohibition Against Competition After Employment.
               (a) The Executive agrees that, after the Date of Termination, he will not compete with the Company to the extent, and subject to the express limitations, provided in this Section 10.3. At no time during the Term will the Executive, directly or indirectly, provide service as a principal, director, officer, agent, employee, consultant or contractor in or to any business that conducts Non-hazardous Solid Waste Management operations or provides portable toilet, street sweeping or any other services that the Company provides.
               (b) The Executive’s obligation not to compete with the Company will end three (3) years after the Date of Termination. If a court concludes that three (3) years is an unreasonable time for that obligation, the Executive’s obligation to not compete with the Company will end two (2) years after the Date of Termination.
               (c) During the Executive’s employment as Chief Executive Officer, he will be the most senior executive officer of the Company, with detailed knowledge of, and active participation in, all significant management and operational issues. Moreover, as Chief Executive Officer, he will possess Confidential Information regarding the Company’s operations across the nation, not just in any particular geographic area around where his office is or will be located. Confidential Information the Executive may be given about the Company’s strategic plans, its acquisition targets, and cost and profit margins in various markets, for example, will not be limited to the area around the corporate office or any other particular geographic area of the country. Thus, the scope of Executive’s obligation to not compete with the Company cannot reasonably be limited to a particular geographic area. Executive’s employment with any business that provides Non-hazardous Solid Waste Management services, regardless of location, is likely to harm the Company’s business interests. Accordingly, Executive agrees that he will not Render Services to any Competitor or any Principal Competitor that are: (i) rendered in a state in which the Company does business; or (ii) directed at achieving, or intended to achieve, a result in any such state.

               (d) The parties acknowledge that they have chosen Arizona law to apply to this Agreement (see Section 11.6) and that Arizona courts have not addressed under what circumstances, and to what extent, restrictive covenants that apply to a multi-state area are enforceable. Thus, the parties wish to include Section 10.3(d) as a back-up to the restrictions in Section 10.3(c) in the event a court concludes that those restrictions are not reasonably limited and severs the applicable portions of Section 10.3(c) under Arizona’s “blue pencil” rule. Accordingly, Executive will not Render Services to any Competitor or Principal Competitor that are: (i) rendered within forty (40) miles of any Facility; or (ii) directed at achieving, or intended to achieve, a result within forty (40) miles of any Facility. Executive acknowledges that the restrictions in this Section 10.3(d) are separate and apart from the restrictions in Section 10.3(c) above.
               (e) Additionally, Executive will not Render Services to any business providing portable toilet street sweeping or other services within forty (40) miles of any Facility at which the same or similar services are provided.
               (f) The non-compete restrictions in this Section 10.3 are expressly intended to preclude the Executive from physically working in a geographic area that is not covered by the applicable restriction (i.e., working in a state in which the Company is not conducting business) but where the Executive’s responsibilities would include any management, oversight or analysis of a business unit in a geographic area covered by the applicable restriction.
          10.4. Prohibition Against Solicitation After Employment.
               (a) The Executive agrees that, after the Date of Termination, he will limit his activities relating to the customers, potential customers, acquisition prospects, and employees of the Company to the extent, and subject to the express limitations, provided in this Section 10.4.
               (b) The Executive’s obligations under this Section 10.4 will end three (3) years after the Date of Termination. If a court concludes that three (3) years is an unreasonable time for those obligations, Executive’s obligations under this Section 10.4 will end two (2) years after the Date of Termination.
               (c) The Executive will not Contact customers, potential customers, or acquisition prospects of the Company for any purpose related to providing Non-hazardous Solid Waste Management services in any state in which the Company does business. In the event a court concludes that this particular restriction is not reasonably limited, the Executive will not Contact customers, potential customers or acquisition prospects of the Company for any purpose related to providing Non-hazardous Solid Waste Management services within forty (40) miles of any Facility.
               (d) Additionally, the Executive will not Contact customers, potential customers or acquisition prospects of the Company for any purpose related to providing portable toilet, street sweeping or other services within forty (40) miles of any Facility at which the same or similar services are provided.

               (e) The Executive will not solicit any employee or consultant of the Company to work for any other person or to leave his or her employment. The Executive will not, directly or indirectly, be involved in the recruiting and/or hiring (whether that involvement is in the nature of serving as a reference or as a decision-maker) of any person employed or retained as a consultant by the Company.
               (f) In the event a court concludes that the restrictions in Section 10.4(e) are not reasonably limited, Executive will not: (i) solicit any employee or consultant of the Company who, directly or indirectly, reported to Executive at any time during the Term, where the solicitation is to encourage the employee or consultant to work for any other person or entity, or to leave his or her employment; or (ii) be involved in the recruiting and/or hiring (whether that involvement is in the nature of serving as a reference or as a decision-maker) of any such employee or consultant.
          10.5. Other Provisions.
               (a) The Executive acknowledges and agrees that a violation of the promises he has made under this Article 10 is likely to cause irreparable harm to the Company and justify the grant of injunctive relief. Additionally, to provide the Company with the protections it has bargained for in this Article 10, any period of time in which the Executive has been in breach of the provisions in this Article 10 will extend, by that amount of time, the time for which he should be precluded from further breaching the promises made in this Article 10, provided that the Company does not unreasonably delay in bringing appropriate legal action after discovery of any such breach by Executive.
               (b) If the applicable temporal or geographic limitations agreed to by the parties in this Article 10 are found by a court to be overly broad, the parties expressly authorize the judge before whom any dispute is brought to impose the broadest temporal and geographic limitations permissible under the law, so as to effectuate the parties’ intent and ensure that the Company obtains the protections it sought and for which it provided material consideration in this Agreement.
     11. Miscellaneous.
          11.1. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of a change of address shall be deemed given only when received):
If to the Company:
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
Attn: General Counsel

If to the Executive:
John J. Zillmer, Chief Executive Officer
c/o Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party in the manner specified in this Section 11.1.
          11.2. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. No breach shall be deemed waived unless the waiver is in a writing signed by the non-breaching party.
          11.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its Affiliates, successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, legal representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.
          11.4. Entire Agreement, No Oral Amendments. This Agreement, together with any schedule or exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
          11.5. Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
          11.6. Jurisdiction, Venue. The laws of the State of Arizona shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Executive agree that the courts situated in Maricopa County, Arizona shall have personal jurisdiction over the Company and the Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Maricopa County, Arizona, and as such, the Company and the Executive agree that venue shall be proper with the courts in Maricopa County, Arizona to hear such disputes. In the event either party is not able to effect service of process upon the other party with respect to such disputes, the Company and the Executive expressly agree that the Secretary of State for the State of Arizona shall be an agent of the Company and/or the Executive to receive service of process on behalf of the Company and/or the Executive with respect to such disputes.

          11.7. Injunctive Relief. The Company and the Executive agree that a breach of any term of this Agreement by the Executive would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Executive’s obligations under this Agreement.
          11.8. Withholding. All payments made pursuant to this Agreement shall be net of payroll and withholding deductions as may be required by law and other deductions that are either applied generally to employees of the Company for insurance and other employee benefit plans or authorized by Executive.
          11.9. Arbitration. With the sole exception of any breach by the Executive of the obligations he assumed under Sections 10.1, 10.2, 10.3, 10.4 and/or 10.5 of this Agreement (the breach of which permits the Company to obtain judicial relief due to the exigent circumstances presented by such a breach), all other alleged breaches of this Agreement, or any other dispute between the parties to this Agreement arising out of or in connection with the Executive’s employment with the Company will be settled by binding arbitration to the fullest extent permitted by law. This Agreement to arbitrate applies to any claim for relief of any nature, including but not limited to claims of wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance, or governmental regulations, including discrimination prohibited by: (a) Title VII of the Civil Rights Act of 1964, as amended, (b) the Age Discrimination in Employment Act, (c) the Americans with Disabilities Act, (d) the Fair Labor Standards Act, and (e) claims of retaliatory discharge or other acts of retaliation; compensation disputes; tortuous conduct; allegedly contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed.
          The parties to this Agreement understand that they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) because of the mutual advantages this forum offers, and are waiving their right to have their disputes (except as to breaches of Sections 10.1, 10.2, 10.3, 10.4 and/or 10.5 of this Agreement) resolved in court. This substitution involves no surrender, by either party, of any substantive statutory or common law benefit, protection, or defense.
          The arbitration proceeding shall be conducted in Maricopa County, Arizona, in accordance with the National Rules for the Resolution of Employment Disputes (National Rules) of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made.
          One arbitrator shall be used and he or she shall be chosen by mutual agreement of the parties to this Agreement. If, within thirty (30) days after the Executive notifies the Company of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen by the AAA pursuant to its National Rules. The arbitrator shall coordinate and, as appropriate, limit all pre-arbitration discovery. However, the parties to this Agreement will have the right to obtain discovery through appropriate decision and award, stating the reasons for the award. The decision and award shall be exclusive, final, and binding on both parties to this Agreement, their heirs, executors, administrators, successors, and assigns.

          The Company will pay all costs and expenses of the arbitration, except for the filing fees and costs that would have been required had the proceeding been initiated and maintained in the Maricopa County Superior Court, which fees and costs the Executive will pay. Each party shall pay their own attorneys’ fees and expenses throughout the arbitration proceeding. However, the arbitrator may award the successful party its attorneys’ fees and expenses at the conclusion of the arbitration (and any other relief provided by law).

Dated: March 2, 2007.	ALLIED WASTE INDUSTRIES, INC.

By

Title

“Company”

Dated: March 2, 2007.

John J. Zillmer

“Executive”